 Exhibit 99.2

NXT-ID (NXTD $0.50) Investor Update Transcript Event Date: April 4, 2016

Introduction

On April 4th after the market close NASDAQ hosted an investor update presentation with NXT=ID management and facilitated by SoundView Technology Group. A transcript is included here and a replay is available at the following link: http://edge.media-server.com/m/p/c8nomvhy

We have also included the slide deck at the end of this document for easy reference.

Presentation Transcript

Steve Waite, Director of Strategy

Thank you very much. Good afternoon and welcome to the NXT-ID Webinar. I am Steve Waite, director of strategy at SoundView Technology Group and I'll be the moderator today. Joining us are three key executives of the company. We have CEO and co-founder Gino Pereira, who is going to talk about the operating results and give us a strategy update on the company.

We've also got a director, Stan Washington, who has 25 years of experience in the payments and financial services area. Formerly of American Express. Ran the consumer and commercial divisions, there, and was responsible for the Western part of AmEx in the states for 17 years.

And we also have Mike Remedios from WorldVentures, who is the director and chief technology officer. Mike has extensive experience in this particular segment. He used to be on the Technology Board of eBay. Was involved with PayPal and Skype and was formerly at Wells Fargo credit card division. So we have a great lineup, and we hope to have a very engaging overview and presentation of NXT-ID.

People that have been following the company for a while may have been following the company since the IPO in August of 2011. There have been a lot of changes at the company. A lot of exciting things going on today. We want to get into some of the issues and address them. I will be moderating this presentation and also doing some Q&A afterwards with the speakers.

I will note that the presentation will be available for replay on NXT-ID's website later this week and you'll be able to view that at your convenience. You can follow along with the slides on your screen. So with that short intro, we're going to kick things off today with Gino and a short overview of the company and where we are today.

Gino Pereira, President & CEO

First before we begin, I would urge you all to read this slide, which is a cautionary note regarding forward-looking statements. [Reads safe harbor statement]

So with that said, we'll kick off into the first slide here. For those that are not familiar with NXT-ID, we are basically a technology company with extensive experience in biometric identity verification, and particularly facial recognition and voice technologies. We're experts in security and privacy, and encryption and data protection, and we have intellectual property in the payments field, and particularly the modern payments. And we have a portfolio of registered and pending patents that we will also talk about.

In terms of an update, for those that are familiar with the company, we launched our first product around the middle of last year (2015). It's a product called the Wocket, which is the world's first smart wallet. The product was launched to very good critical acclaim. It was the first proof of our technologies in a physical platform.

We were going to do a significant rollout of the product in the last quarter of last year. What actually happened was that we did the introduction of EMV chip cards by the banks (which are those little chip cards that you now see on cards that you have). It meant that the Wocket, as it was released, would not work at a number of important locations with major stores, because they had changed the new technology. So rather than roll the product out as an incomplete product, we elected to pull back and modify Wocket, which we have done and are in the process of doing.

We have modified version 2 Wocket to include near field communication. And near field communication is what Apple Pay uses when you tap to make a payment on certain terminals. Now most terminals that are configured to use chip technology are also configured to use NFC, so our intention is to bring you the most complete, reliable product that's available, and by adding this technology, we believe we'll do that.

Our current inventory includes the hardware necessary to make NFC transactions as well as regular magnetic stripe transactions. The operational aspect of that, though, depends on us finalizing our agreement with certain banks and major credit card processors, and we are in the process of going through those negotiations and enabling that side of the technology. Thereafter we expect that to work.

I think the other pertinent question, right now, is about our 10-K. We did file an extension for our 10-K that was due a couple of days ago and that extension is not for any reason other than at the end of December we had two transactions (a strategic transaction and a financing transaction) that involved some advanced technical accounting issues; and so, getting a resolution on the correct treatment of those accounting issues (and I should stress that these are non-cash issues — they're accounting book issues) is taking a little bit longer to finalize. And once those are finalized, we anticipate filing our 10-K within the extension period allowed by the FTC.

Moving on to the next slide — why we are in this business and what we are trying to do. NXT-ID exists to protect your personal security, primarily in the mobile space. The problem is it's an epidemic that's been going on for many years and has some huge numbers. I mean, if we look at the chart right now, there's $16 billion a year in fraudulent transactions and there's about 13 million people a year that are victims of identity theft. So it's really a drain on the economy. It is why the banks have introduced chip technology. We believe that our technology takes that one step further, and can further improve security amongst individuals.

So what exactly is our technology and what is Wocket? Our primary technology is encompassed by several points. One of them is we have a proprietary wireless magnetic stripe technology, so we are able to do payment transactions over a magnetic stripe format (not near field communication) without technology, and that can go into various different form factors. We have a secure chip that is capable of generating one-time use encrypted tokens for EMV-like security; so we have the ability to generate these tokens that protect and disguise your actual payment information so that they're not available to anyone that may hack into your information.

NXT-ID Investor Update Transcript	2

Importantly in the field that we're in, we're experts at very low-power technology. That's come out of our previous background, where we did a lot of work for the Department of Defense for products in areas where there was no electricity, so low power is really very important. In connection with security, our technology is intelligently connected. That means connections are protected and they're not cloud dependent, so there's nothing floating around for anybody to go and grab. We're incorporating near field communications, payments, and data transfer, and we have proprietary encryption and biometric authentication. So really our technology is around ways to make payments and ways to protect the payments that are made.

How does this work today? What does the landscape look like for the future? Well, if we look at the point of sale terminals that are out there, there are about 13 million that are available today in the United States. To the left, today, we have Apple Pay, Android Pay, and Google Pay. These work on phones using NFC technology. Currently NFC technology only works at approximately 10% (and maybe a little bit more, because it's increasing at the moment) of terminals. So it's a growing technology, but today you'd be out of luck if you tried to use it at probably in excess of 80-90% of places where you would like to make a payment.

With our technology, we have the capability, particularly once we have our NFC installed, to have our payments accepted at 100% of merchants, and you can see three different form factors or uses of our technology on that slide. One is with our tradition Wocket, where all your information is stored in a wallet; in a new electronic form of wallet from which you can make payments. The second one is a stand-alone card, which we'll be talking about, from which one can make payments. And the third is the implementation of our payment technology on a phone in order to make magnetic stripe payments on a phone.

That's very similar to [what you see] on the right. That's Samsung Pay. Samsung Pay can make NFC payments, and they can also make magnetic stripe payments through a technology that they acquired from a company called LoopPay. So with our technology, we have the ability to reach the same number of merchants that Samsung Pay does, and we have the ability to do that in a number of different types of formats.

We're disrupting the space through innovation, so you could take your Wocket and you could make an NFC transmission. You could communicate with a phone through Bluetooth. And you can use your Wocket card to make a dynamic stripe payment, just like a regular credit card.

The Wocket, itself, is a physical wallet that has space for cash and your identity. That's important, because there's nowhere to put your driver's license on your cell phone. It digitally stores and receives thousands of records. You can access it with a pin, and any card with a magnetic stripe can be enrolled in Wocket today. It is capable of generating tokens, and the battery life on Wocket is outstanding. It's at least six months between charges, which is something that can't be said of most portable devices today.

One of the most significant developments that we have entered into was in December with a company called WorldVentures. I would ask Mike Remedios to tell us a little bit about WorldVentures and what this collaboration is about, and I can tell you, from our standpoint, how important it is to us. Are you there, Mike?

Mike Remedios, Director

NXT-ID Investor Update Transcript	3

Yes, this is Mike. Maybe I should explain a little bit about WorldVentures, first, because not everybody will know who we are. I previously come from companies like Expedia, Travelocity, and Lastminute.com. And in the financial sector, PayPal and Wells Fargo Bank.

In this sector WorldVentures is a travel club, which is growing really quickly through a couple of methods. One is through multilevel marketing and the other one is through social. The company is now in 28 countries and growing pretty quickly. We have about a half million, or more, active members that are growing at about 50,000 to 100,000 new members per month, and the company has been doubling, typically, year over year. So it's a really viral business and a very engaged product.

What we were looking for — the pain point we were trying to deal with — was finding a traveler-companion. Something to make traveling easier, better, more enjoyable, more connected, more social for all of our members, and also for those people that they chose to socialize with.

And so for about a year, we were looking for initially a card to co-brand to bring the financial side into the ecosystem, and after a year of looking at co-brands, as well as probably every competitor to the NXT products, we got into a conversation and said, "Wow. This is a perfect relationship, here, because we have the growth in terms of acquisition of customers, so we have a demand, and we need a product, and NXT has a product looking for demand." It was like the perfect marriage.

But what we wanted was something that was probably a little different from the Wocket product that was in market at the time, and after talking to the execs (and I'll disclose them — also on the board of NXT) we came to the realization that we needed a unique product for WorldVentures, and so much to the benefit of both companies, we came up with a product that really is, to put it simply, a smart card to go with our smartphone and our app.

People [don't have] power or the phone with them all the time, so the card would be a great way for them to be able to continue to enjoy, as we call it, making a living living, or fun, freedom, and fulfillment (all the things that you see in the slide, there), with a card that is waterproof. That can do a lot of things that you need to continue to enjoy life to its full while out and about all around the world.

That unique product would help us with our members' product value. It would also help us with member growth, and there's more stuff to come that we can't talk about, yet. And also retention, because people get to see how really slick the product can work for making their travel experience really lower stress; not just from the risk of fraud, but also from just the ease of being able to enjoy everything. If the card's waterproof, you don't worry about the phone when you're out splashing around the pool and so forth. We really thought that this was a great way to continue to innovate at scale.

In fact, we like the product so much that we've come up with, that we decided to invest, and I think it's public knowledge that we've invested $2 million in the company, and also that we've made an initial order of about $15.2 million for the remainder of this year, and depending on demand, we'll see whether we need to get more. We know that our client base is extremely interested and excited about it, and so that product is likely to come to market later on in the year and depending on how well it does, we're looking for continuing to innovate and continuing to scale that as a strategic part of our product set. Gino, do you want to comment about any of the importance from your side?

Gino Pereira, President & CEO

NXT-ID Investor Update Transcript	4

Sure, absolutely. So we're absolutely delighted with WorldVentures because one, it's a unique product that we're making for WorldVentures, but in terms of strategy for NXT-ID, it's the beginning of looking at B2B relationships as a way to scale distribution for our technology.

We're not just a Wocket company. Wocket is a product, and an important product for us, but fundamentally we're a technology company and we're looking at ways that we can leverage our technology over the widest possible range of opportunities. The WorldVentures alliance for us is the first of those types of arrangements, and it's exclusive to WorldVentures in their particular space, but it's the beginning of us going through our plan of expanding on business-to-business relationships.

Actually, I'd ask Stan Washington, who's helping us with our business development (with his experience at American Express), to update us all on what we're doing with the financial industry in that respect.

Stanley Washington, Director

Thank you, Gino. This is Stan. And I agree. I think the WorldVentures opportunity is a great example of how we are aggressively shifting NXT's focus on revenue growth and opportunity around some of these very relevant business-to-business opportunities themselves.

There are, I think, a number of very exciting partnerships that are on the horizon. First, we're talking right now about smart cards. There is really, from our perspective, a wide-open opportunity for us within many of the financial services companies. We're actually in very advanced discussions with many of them now.

We're talking to everyone from American Express, Capital One, Chase, and Visa to other folks in the marketplace and I'm happy to state that we are in some extremely advanced conversations with at least two of those companies, today, to focus around opportunities to drive card member loyalty; to drive the customer experience; [and to drive] more profiled and predictive data management and capture. Real significant opportunities in being able to position some of these financial services companies and their products into the future. So I think it's a really exciting time in terms of how we are really shifting and driving our focus around the utilization of NXT's IT and patents.

We talked a little bit earlier about some of the development that's happening with the point of sale technology; specifically as it pertains to the mobile space. We are also in very deep discussion, now, with a potential partner in that area; a top three global mobile provider that we hope we'll be able to share publicly sometime as we get into the beginning of the third quarter.

Gino, I would just add that I think the platform that was built out of Wocket, the strength of the technology, and the company's DNA, biometrics, and miniaturization has really helped position us to be able to have some pretty significant strategic partnership opportunities which we think will really start to come to the forefront over the next few months.

Gino Pereira, President & CEO

NXT-ID Investor Update Transcript	5

Thanks, Stan. I couldn't agree more. So a little preview of some of that and some of the form factors that we have. So a product that you will see come out of NXT-ID this year is a product that we call a Connected Card. Our first product was Wocket, which is actually a wallet replacement that securely carries your information. This product is a secure, connected card that is connected with your phone, so your information is stored on an app in the phone and you would transfer that to this card.

You would use the card to make your payment at a traditional terminal. This card, by the way, can be used either in a tap fashion or it can be used in a swipe fashion. And as you see, it's got an e-paper display, so that we could even put photo IDs on there. We can put barcodes. QR codes. We have an EMV contact, which we use for charging the card, as well as potentially for EMV transactions that is a bank-negotiated item. And the card will also include NFC for tapped pay functionality and you can swipe this for payments, as well; so there's four potential ways of making a payment with an ISO card that is about 3" x 4" and less than one millimeter thick. That, I would stress, is the depths of the technology that we have.

To Stan's point about partnerships with mobile providers, our technology also enables us to embed an antenna in a wearable or portable devices, including smart watches and smartphones, to allow payments to be made at regular point of sale terminals; not just as you see today. Most of these are done through near field communication, but with a much more limited form of terminals.

And we'll discuss a little bit more about this later, but where we see an advantage of this is we could make your regular magnetic stripe information transaction, but we also have the ability to encrypt that, as well; so you could have encrypted transactions over a regular point of sale terminal and that, of course, requires cooperation with the issuer who's going to be getting the payment on the other end to work with us to have the decryption side on there.

And so reduction of fraud is possible, and we can accelerate it significantly over the next few years. And this technology, by the way, can be applied to online transactions, as well. It doesn't just have to be at a point of sale transaction. As we said before, we have other expertise in biometrics; in particular voice biometrics and facial recognition. We do actually have a subcontract with Battelle Memorial Institute. We're a subcontractor on a billion dollar contract that they have with the Department of Defense and where areas of that larger contract pertain to biometrics, we are their go-to small business partner for that technology.

We have in excess of 20 patents pending — the first one which is about to be issued. They primarily revolve around tokenization and protection, as well as our payment methodology, voice biometrics, and other biometric forms of directed payment. The first patent that is about to be issued surrounds a unique way in which we can identify someone making a transaction.

The banks have moved to chip card transactions, which is great, because it does protect the actual transaction as it's happening. The trouble is if somebody steals your chip card or uses your chip card, they don't know who's on the other end of the transaction. So what we try and do is to make sure that only the authorized people at either end of the transaction are involved in making it. So that's the basis of one of our first patents.

We use a sophisticated form of risk analysis so that we can, using a number of different features, decide whether a transaction is particularly risky or not. And we can also restrict levels of access. So if there are certain risk cases where risk is high, we can have certain restrictions to a transaction and we can vary that depending on the level of confidence and how safe a transaction actually is. There's also a way that we do this with a combination of geolocation and behavioral biometrics. So there's a deep portfolio of patents that we have.

NXT-ID Investor Update Transcript	6

In terms of our management team, I've got over 30 years of experience in finance and operations with technology companies in the United States, Europe, and the Far East. I've worked for large multinational companies and probably over the last 15 years, I've been an entrepreneur and I've done about five different startup companies. A couple of them have turned into public companies. I am an accountant by training in the U.K. and I have an MBA with a specialty in finance.

David Tunnell, our chief technology officer, is an expert in biometrics and cryptology. He used to work at the NSA, and used to teach courses at the National Cryptologic School. So a lot of where our encryption technology has come out of is his mind. Vince Miceli is our chief financial officer, who has deep experience with large private and public companies.

The board members — Major General David Gust is on our board. He was formerly in charge of all the purchasing in the U.S. Army for communication systems. Mike Remedios, who you've been introduced to, is chief technology officer of WorldVentures Holdings and was also a member of the Technology Board for eBay, where they also owned PayPal and Skype, as well as working in a number of major corporations, as well.

Stan Washington, who's on the call, is formerly of American Express and we've already spoken about the extensive experience that Stan has, both in the payments space and in understanding consumers in the payments space and the clients of American Express, which is very relevant to what we do.

And Dan Sharkey is the head of our audit committee. He was the chief management officer and executive VP of business development at ATMI, the semiconductor company, that he saw all the way through listing on Nasdaq to being successfully sold for over a billion dollars a couple of years ago.

And on our advisory board, we're fortunate to have three very well-qualified members, which I'm proud to have, particularly for a company our size. Lawrence Flanagan is currently the president and CEO of AARP Member Services. He was formerly the chief marketing officer of MasterCard Worldwide. He's also a former Procter & Gamble employee, as well, so tremendous marketing experience there.

Ken Moy is the director of global payments and emerging commerce at Subway. He was formerly head of emerging payments at MasterCard Worldwide, and what's gratifying about Ken being on our advisory board is that with his experience at MasterCard, having seen all the different technologies and it being his job to identify them, he was kind enough to join our advisory board because he felt that we had something that was of value.

And last but not least, Bill Fields, who's the former president and CEO of Walmart retail stores. He was also the CEO of Blockbuster and a gentleman with just tremendous experience, not only in retail and distribution, but also in sources of purchasing, as well, with all the different products that Walmart purchases from around the world. A tremendous asset to the company, so we're grateful for them.

The key takeaways that I would leave everybody with is that we are really a technology company first and foremost, and our payment technologies work on most all point of sale terminals. That's something that very few people have. Our payment technology can be embedded in smartphones and watches to make payments everywhere. We have advanced security with biometrics and EMV-like encrypted token technology.

NXT-ID Investor Update Transcript	7

The developers that we have, have over 15 years of experience in cutting-edge biometric development and have come from companies that have received approximately $30 million from the U.S. government and over 86 awards, which is just a testament to how good they are at development.

We're very IP-focused and we're building a significant IP portfolio. The management team has got a proven track record in building and operating public companies and successful startups, and the space we're in is a multibillion dollar, worldwide payments space, so we have meaningful technology in this space. And that's my update.

Steve Waite, Director of Strategy

Very good. We've got about 10 minutes and we had some questions come in through the internet, so I'd like to address some of those questions in the time we have allotted. The first thing is looking out over the next 12 months, [there will be] a great deal of change in the marketplace. There's a lot going [on]. You had to basically revamp the strategy and adjust to changes in the market, and last year was a significant market shift.

A small company has to move. You don't have a large bureaucracy, so you can move quickly, and you are moving quickly. But when we're looking out over the next 12 months, what are some of the key milestones that we, as analysts, should be attuned to? What are you hoping to achieve? What are the milestones that we need to look ahead toward for this company in the next 12 months? How would you identify those?

Gino Pereira, President & CEO

I think the key milestones for us are going to be additional strategic partnerships that we're entering into and we're in discussions with. WorldVentures is the first significant strategic partnership that we've executed. I think I would look, this year, for us to introduce at least two more strategic partnerships over the course of the year that I expect to be significant. And, of course, by doing so, we should expect associated revenues and a move towards profitability for the company.

Steve Waite, Director of Strategy

So strategic partnerships. One particular relevant question which you had to address strategically with your executives and your board was the direct-to-consumer area, where initially the Wocket was going to be sold direct to consumer and in the process of working on strategic partnerships, the whole B2B strategy unfolded and is really starting to develop. How do you view the company morphing from direct-to-consumer to B2B? Do you see that as something happening naturally and seamlessly going forward?

Gino Pereira, President & CEO

I think that the direct-to-consumer strategy, in the beginning for Wocket, was necessary for us to get direct input from consumers. We needed to get our product out there. We needed to have the technology tested. We needed our customer support to hear back from people that were using the product, good and bad, and make modifications to the technology. It was a very important feedback loop for us. So we didn't always intend to be a direct-to-consumer type company, but that was an important stage for us to go through.

NXT-ID Investor Update Transcript	8

Certainly there is an increased level on B2B. For a small company, direct selling is not an easy undertaking, for sure. It certainly requires large sums of money. I think in terms of scalability, B2B makes an awful lot of sense. As I said, our strength is [as] a technology company, so what we want to do is to find partners that have tremendous distribution that can implement our technology into their ecosystem and make both of us successful because of it.

Stanley Washington, Director

This is Stan [00:38:39]. If I could add just one piece to that, as well. That would be that Wocket was an extremely important proof point for us; for NXT. What it has allowed us to do, I believe, is to have a pretty significant product, a prototype in the market that gives us the ability to have something very tangible to initiate these strategic partnership discussions. Again, I think our ability to move on some of the milestones that you've talked about, Gino, in having two to three major strategic partnerships this year, I think, is totally tied to our ability to have had the Wocket in play and something that really gives us a product to build on and build around exclusively for these key partners.

Steve Waite, Director of Strategy

Stan, there was a question. NFC has been around for a while. It's starting to gain traction. When you look at NXT-ID and you look at NFC and the hardware, the Wocket is equipped to run NFC. When you look at how the landscape shifted last year, and you're out talking to the major card companies, how do you see the Wocket and NFC all unfolding in the months ahead? How can we get clarity on what's going on out there when you're talking to the executives? How do you see things shaping up?

Stanley Washington, Director

I think that's a good question. I'll let Gino pick up part of this, as well, but I think last year, to your point, there was a major shift in change in the marketplace. It did have an impact on the positioning of the Wocket and to Gino's point earlier on the call, it created some limitations in terms of our ability to roll it out in the way that we had initially designed it.

But I think as we move forward, what we're finding is that because of the strengths of our IP and our patented technology, we really are poised well in the global marketplace to position the company based on some very unique capabilities that many of these strategic partners are looking for. So what I'm finding, as I talk to major companies and their top executives, is that there is a high degree of interest and a desire to find a company, a technology firm, a partner, that has the ability to execute on some of their strategic plans very quickly.

We talked a little about the mobile space. We feel that we are very similar to what LoopPay has done for Samsung, and when you look at the marketplace, right now we're positioned, really, as one of the only providers that could create a similar technology but also fashion it to be maybe even more robust than what is currently in the market. So I think that we're poised really well. I think the initial feedback has been great and it has advanced and accelerated our ability to bring some of these opportunities to fruition a lot quicker.

Steve Waite, Director of Strategy

NXT-ID Investor Update Transcript	9

Gino, do you want to add anything to that?

Gino Pereira, President & CEO

Yes. I think that in terms of getting clarity on the payments space, I think if you had a definitive answer to that, somebody would write you a very large check. There's so many moving pieces and moving parts, and it's such a convoluted industry, and there's so many people that have different financial interests in different pieces of it; that it's difficult.

Our approach is basically to be an enabler; and what I mean by that is to develop a platform that is not tied to one particular technology, because just in the old days of Betamax and VHS (for those that still remember), people would say Betamax was technically a better product, but it didn't win. So I think that what we have to be able to do is to be able to provide all different types of payment technologies, and leave that to the choice of the user of the product as to which they want to use.

Mike Remedios, Director

Steve, could I just follow up with what Gino and Stan both said? Because just like learning about the Wocket and how it really allowed us to learn, I think also that we're moving into a new era of being able to have a very close partnership with a very large group of consumers; i.e., the WorldVentures team of over 500,000 people around the world who are giving us feedback, on a very quick basis, of what seems interesting to them.

But more importantly, as we roll out hundreds of thousands of product to them, that we'll be getting feedback very quickly on what works, what doesn't work, what innovation is actually valuable, what is not; and that's a great testing bed for rolling out some of those features to the general NXT product base while keeping the WorldVentures product unique. Some of the learnings, there, are going to be even faster in our learning cycles than doing it with the traditional consumer marketing approach.

For example, the concept we have of smart card to go with smartphone is to make the card a lot more intelligent; not just secure, but also intelligent, responsive, and relevant to the customer; and we're going to be using it for things like a wireless check-in. You know that PayPal tried that a little while back and that we think that we have a better way to be able to launch that market into the public, especially with the adoption and the engagement model that we have. So watch this space.

Steve Waite, Director of Strategy

And Michael, our last question was directed toward you and you kind of hit on it, but when you think of the technology and the marriage of the technology with WorldVentures, it seems like a really great opportunity for these two companies going forward.

So we look for some exciting things to happen in the year ahead. Again, we thank everybody for their time, today. There will be a replay of this webinar on the NXT-ID website within the next couple of days. Thank you very much, and have a great day.

Gino Pereira, President & CEO

Thank you, everyone.

Disclosures

SoundView serves as a strategic advisor to NXT-ID and provides advisory and other services to the company including moderating this investor update call. SoundView employees do not have positions or other vested interest in NXT-ID stock.

NXT-ID Investor Update Transcript	10